Exhibit 99.1

Company Release – 10/27/2025

GBank Financial Holdings Inc. Announces Mike Tyson Partners with GBank to Champion the GBank Visa Signature® Card for Gamers and Sports Enthusiasts

LAS VEGAS, NV, October 27, 2025 -- GBank Financial Holdings Inc. (the “Company”) (Nasdaq: GBFH), the parent company of GBank, announced today that boxing legend and global icon Mike Tyson has joined GBank as a promotional partner for the GBank Visa Signature® Card designed to deliver a secure, seamless, and rewarding payment option for gaming and sports enthusiasts.

“This credit card gives people what they’ve been asking for” said Mike Tyson, “a simple, secure way to fund gaming and sports apps while earning cash rewards. It’s fast, it’s easy, and it’s built for today’s players.”

Ed Nigro, Chairman and CEO of GBank, stated: “Mike Tyson represents enormous energy, perfection in performance and unparalleled achievement – traits that we hope to emulate as we serve our gaming community.” Nigro continued, “partnering with Mike helps us connect with customers who appreciate speed and innovation.”

The partnership will be supported by a national promotional campaign highlighting how the GBank Visa Signature® Card brings speed, security, and flexibility to gaming and sports transactions—offering cardholders a smarter way to play and pay.

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full- service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

About Mike Tyson

Mike Tyson is a former undisputed heavyweight boxing champion and global entertainment icon. Beyond his legendary boxing career, Tyson has become a cultural entrepreneur, building partnerships that celebrate innovation, performance, and empowerment.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at https://www.gbankfinancialholdings.com/press-releases The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chairman and CEO

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.